Exhibit 10.40


                       AMENDMENT NO. 2 TO CREDIT AGREEMENT


         THIS AMENDMENT NO. 2 TO CREDIT AGREEMENT (this "Amendment") is dated as of May 9, 2006, among:


         LECROY CORPORATION, a Delaware corporation (hereinafter referred to as the "Borrower");

         THE LENDERS PARTY HERETO; and

         THE BANK OF NEW YORK, as administrative agent for the Lenders referred to below (in such capacity, the "Administrative Agent").

                                    RECITALS

         A. The Borrower, the Lenders party thereto (the "Lenders"), and The Bank of New York, as Issuing Lender, Swingline Lender and Administrative Agent have entered into a Credit Agreement, dated as of October 29, 2004 (as amended pursuant to a certain Amendment No. 1 and Consent dated, as of July 1, 2005, and as in effect on the date hereof, the "Credit Agreement").

         B. The Borrower has requested that the Lenders agree to amend the Credit Agreement, among other terms, to (a) increase the Revolving Commitments,
(b) amend the definition of "Consolidated EBITDA", (c) extend the Revolving Commitment Termination Date, (d) increase aggregate amount of consideration which the Borrower is permitted to pay for acquisitions under Section 7.04(e),
(e) permit the Borrower to make the Iwatsu Acquisition (hereinafter defined),
(f) permit the Borrower to make certain Restricted Payments for cash dividends and repurchases of common stock and (g) exclude each of LeCroy GmbH, LeCroy S.R.L., LeCroy Japan Corporation, LeCroy Singapore Pte Ltd., LeCroy Korea Ltd., LeCroy S.A.R.L., LeCroy AB, LeCroy Hong Kong Ltd. and LeCroy Ltd. from the definition of "Material Foreign Subsidiary" for the period from June 30, 2005 through June 29, 2006.

         NOW, THEREFORE, in consideration of the agreements and provisions contained herein, the parties hereto hereby agree as follows:

         1. DEFINITIONS. Capitalized terms used herein that are defined in the Credit Agreement and not otherwise defined herein shall have the meanings ascribed thereto therein.

         2. AMENDMENT TO CREDIT AGREEMENT. The Credit Agreement is hereby amended, as follows:

         2.1 Section 1.01 (Defined Terms) of the Credit Agreement is hereby amended to add the following defined terms in appropriate alphabetical order:

                   "Acquisition" means the acquisition or purchase in one transaction or a series of transactions (including pursuant to any merger) of any assets (including tangible and intangible assets, including distribution rights and Intellectual Property) of any Person, including, without limitation, business units and divisions of any Person or any group of assets (whether or not constituting a business unit or division) but excluding (a) the purchase of inventory in the ordinary course of business and (b) the purchase of other assets the expenditure for which would be accounted for as a Capital Expenditure.

                   "Amendment No. 2" means Amendment No. 2 to Credit Agreement, dated as of May 9, 2006.

                   "Intellectual Property" means all patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how, licenses, information and other proprietary rights and processes and intellectual property, including without limitation the following:

                   (a) Any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof domestic or foreign, whether published or unpublished, statutory or common law;

                   (b) Any and all trade secrets;

                   (c) Any and all design rights;

                   (d) Any and all know-how, including manufacturing know-how, materials and processes know-how, design know-how (including design databases and circuit files), technical information and data, operating and business procedures, work instructions and similar information;

                   (e) All patents, patent applications and like protections both domestic and foreign, including, without limitation, improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same;

                   (f) Any trademark and servicemark rights, whether registered or not, and whether state, common law, federal or foreign, applications to register and registrations of the same and like protections, and all goodwill as connected with and symbolized by such trademarks;

                   (h) All licenses or other rights, to the extent a security interest may be granted therein, to use any of the items listed above, and all license fees and royalties arising from such use to the extent permitted by such license or rights.

                  "Iwatsu Acquisition" means the purchase by the Borrower of certain assets pursuant to the Iwatsu Purchase Agreement.

                  "Iwatsu Purchase Agreement" means, collectively, the Final Settlement and Purchase Agreement (Distribution Rights and Amplification Assets), dated as of March 22, 2006, by and between Iwatsu Test Instrument Corp., Iwatsu Electric Company, Ltd. and the Borrower and the Final Settlement and Purchase Agreement (Viewgo Assets), dated as of March 22, 2006, by and between Iwatsu Test Instrument Corp., Iwatsu Electric Company and the Borrower.

                   2.2 Section 1.01 (Defined Terms) of the Credit Agreement is hereby amended by deleting in its entirety the text of the definition of "Applicable Margin" and substituting therefor the following:

                  "Applicable Margin" means, at all times during the applicable periods set forth below: (a) with respect to ABR Borrowings and Swingline Loans, the percentage set forth below under the heading "ABR Margin" and adjacent to such period, (b) with respect to Eurodollar Borrowings, the percentage set forth below under the heading "Eurodollar Margin" and adjacent to such period, (c) with respect to the Commitment Fee payable under Section 3.03(b), the percentage set forth below under the heading "Commitment Fee" and adjacent to such period and (d) with respect to the Letter of Credit Fee payable under
         Section 3.03(c), the percentage set forth below under the heading "Letter of Credit Fee" and adjacent to such period:


   ----------------------- ----------------- --------------- ---------------- ---------------- --------------
     WHEN THE LEVERAGE
   RATIO IS GREATER THAN                                       EURODOLLAR                        LETTER OF
        OR EQUAL TO         AND LESS THAN      ABR MARGIN        MARGIN       COMMITMENT FEE    CREDIT FEE
   ----------------------- ----------------- --------------- ---------------- ---------------- --------------
         3.00:1.00                               1.125%          2.375%           0.350%          2.375%
   ----------------------- ----------------- --------------- ---------------- ---------------- --------------
         2.50:1.00            3.00:1.00          0.750%          2.000%           0.350%          2.000%
   ----------------------- ----------------- --------------- ---------------- ---------------- --------------
         2.00:1.00            2.50:1.00          0.500%          1.750%           0.300%          1.750%
   ----------------------- ----------------- --------------- ---------------- ---------------- --------------
         1.50:1.00            2.00:1.00          0.250%          1.500%           0.275%          1.500%
   ----------------------- ----------------- --------------- ---------------- ---------------- --------------
         1.00:1.00            1.50:1.00          0.000%          1.250%           0.225%          1.250%
   ----------------------- ----------------- --------------- ---------------- ---------------- --------------
                              1.00:1.00          0.000%          1.000%           0.200%          1.000%
   ----------------------- ----------------- --------------- ---------------- ---------------- --------------

         Changes in the Applicable Margin resulting from a change in the Leverage Ratio shall be based upon the certificate most recently delivered under Section 6.01(e) (each, a "compliance certificate") and shall become effective on the fifth day following receipt by the Administrative Agent of such certificate (or if such fifth day is not a Business Day, on the immediately preceding Business Day). Notwithstanding anything to the contrary in this definition, if the Borrower shall fail to deliver to the Administrative Agent any compliance certificate on or prior to any date required hereby, the Leverage Ratio shall be deemed to be 3.0:1.0 from and including such date to the date of delivery to the Administrative Agent of such compliance certificate.

                   2.3 Section 1.01 (Defined Terms) of the Credit Agreement is hereby amended by deleting in its entirety the definition of Consolidated EBITDA and substituting therefor the following:

                  "Consolidated EBITDA" means, for any period, net operating income of the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP for such period plus (a) the sum of, without duplication, each of the following of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP, each to the extent utilized in determining net operating income for such period (i) depreciation, amortization and other non cash charges (whether or not such non cash charges are recurring), (ii) extraordinary losses from sales, exchanges and other dispositions of property not in the ordinary course of business, (iii) with respect to the fiscal quarters ending March 31, 2005, June 30, 2005, September 30, 2005, and December 31, 2005, the Tektronix Settlement Payment, and (iv) with respect to the fiscal quarters ending March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006, the sum of $2,800,000,
         representing the portion of the consideration paid by the Borrower for the Iwatsu Acquisition which is required to be accounted for as an expense minus (b) the sum of, without duplication, each of the following with respect to the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP, to the extent utilized in determining such net operating income for such period: (1) extraordinary gains from sales, exchanges and other dispositions of property not in the ordinary course of business, and (2) other non recurring gains."

                   2.4 Section 1.01 (Defined Terms) of the Credit Agreement is hereby amended by deleting in its entirety the text of the definition of "Revolving Commitment Termination Date" and substituting therefor the following:

                  "Revolving Commitment Termination Date" means
     October 29, 2010.

                   2.5 Section 1.01 (Defined Terms) of the Credit Agreement is hereby amended by deleting in its entirety the text of the definition of "Material Foreign Subsidiary" and substituting the following therefor:

                  "Material Foreign Subsidiary" means each direct or indirect Foreign Subsidiary as to which any of the following tests are or have at any time been met: (a) the Borrower's and the other Subsidiaries' investments in and advances to such

         Foreign Subsidiary is greater than or equal to 10% of the total assets of the Borrower and its Subsidiaries on a consolidated basis as of the last day of the most recently completed fiscal year of the Borrower,
         (b) such Foreign Subsidiary's proportionate share of the total assets (after intercompany eliminations) of the Borrower and its Subsidiaries on a consolidated basis is greater than or equal to 10% of the total assets of the Borrower and the Subsidiaries on a consolidated basis as of the last day of the most recently completed fiscal year of the Borrower, or (c) the income from continuing operations before income taxes, extraordinary items and the cumulative effect of a change in accounting principles of such Foreign Subsidiary is greater than or equal to 10% of such income of the Borrower and its Subsidiaries on a consolidated basis as of the last day of the most recently completed fiscal year of the Borrower; provided, however, that regardless of whether any of LeCroy GmbH, LeCroy S.R.L., LeCroy Japan Corporation, LeCroy Singapore Pte Ltd., LeCroy Korea Ltd., LeCroy S.A.R.L., LeCroy AB, LeCroy Hong Kong Ltd. or LeCroy Ltd. (collectively, the "Excluded Subsidiaries") would otherwise meet the foregoing definition of "Material Foreign Subsidiary" during the period commencing June 30, 2005 through June 29, 2006, none of the Excluded Subsidiaries shall be deemed to be a "Material Foreign Subsidiary" during such period."

                    2.6 Schedule 2.01 of the Credit Agreement is hereby amended by deleting such Schedule in its entirety and substituting therefor
     Schedule 2.01 (Revised) annexed to this Amendment.

                    2.7 Section 7.04 (Investments, Loans, Advances, Guarantees and Acquisitions) of the Credit Agreement is hereby amended by deleting in its entirety the text of Section 7.04(e) and substituting therefor the following:

                  "(e) Acquisitions (whether by purchase of stock or assets, merger or consolidation) by the Borrower and/or its Subsidiaries not otherwise permitted by this Section, provided that:


                        (i) at least one year has elapsed since the Effective Date;

                        (ii) such Acquisition shall be within the same industry and line of business as that conducted by, or contemplated to be conducted by, the Borrower and/or the Subsidiaries on the Effective Date;

                        (iii) (1) if immediately prior to and after giving effect to such Acquisition, the Leverage Ratio is less than 2.00:1.00, the aggregate consideration paid by the Borrower and/or the Subsidiaries in connection with all Acquisitions with (A) borrowed money and/or internally generated funds shall not exceed $40,000,000, and (B) borrowed money, internally generated funds and/or equity contributions shall not exceed $60,000,000;

                            (2) if immediately prior to and after giving effect to such Acquisition, the Leverage Ratio is equal to or greater than 2.00:1.00 and less than 2.35:1.00, the aggregate consideration paid by the Borrower and/or the Subsidiaries in connection with all Acquisitions, with (A) borrowed money and/or internally generated funds shall not exceed $25,000,000, and (B) borrowed money, internally generated funds and/or equity contributions shall not exceed $35,000,000;

                            (3) if immediately prior to and after giving effect to such Acquisition, the Leverage Ratio is equal to or greater than 2.35:1.00, the aggregate consideration paid by the Borrower and/or the Subsidiaries in connection with all Acquisitions, with (A) borrowed money and/or internally generated funds shall not exceed $10,000,000, and (B) borrowed money, internally generated funds and/or equity contributions shall not exceed $20,000,000;

                        (iv) the aggregate consideration paid by the Borrower and/or the Subsidiaries in connection with all Acquisitions, with (A) borrowed money and/or internally generated funds shall not exceed $40,000,000, and (B) borrowed money, internally generated funds and/or equity contributions shall not exceed $60,000,000;

                        (v) the Borrower shall furnish the Administrative Agent with written notice of such acquisition not less than thirty (30) days prior to the closing of such Acquisition;

                        (vi) in the event any Acquisition is of Capital Stock, the Borrower shall, pursuant the Security Agreement, grant to the Administrative Agent a first security interest in all of the Capital Stock of such new Subsidiary if such new Subsidiary is a Domestic Subsidiary, and 65% of the Capital Stock of such new Subsidiary if such new Subsidiary is a Material Foreign Subsidiary, and each new Subsidiary shall, at the time it becomes a new subsidiary, execute such certifications, opinions, resolutions and documents as the Administrative Agent may reasonably require (consistent with the requirements of this Agreement) to cause such new Subsidiary (if a Domestic Subsidiary) to become a party to the Guarantee Agreement and to cause such new Subsidiary to become a party to the Security Agreement in order for such new Subsidiary to grant to the Administrative Agent a first security interest in the assets of such new Subsidiary, subject to the Permitted Encumbrances; and

                        (vii) the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower demonstrating that, in a pro forma basis, after giving effect to such Acquisition, (1) the Borrower would be in compliance with Sections 7.12, 7.13, 7.14, and 7.15 (such covenants to be determined as if such Acquisition had been consummated on the first day of the period for which such covenants are being calculated) and (2) no Default or Event of Default would exist;

          provided however, the consideration paid by the Borrower for the Iwatsu Acquisition shall not be included in calculating the consideration permitted to be paid to the Borrower under clauses (iii) and (iv).

                    2.8 Section 7.04 (Investments, Loans, Advances, Guarantees and Acquisitions) of the Credit Agreement is hereby amended by deleting the "." at the end of clause (h) and substituting therefor "; and" and adding the following clause (i):

                  "(i) the Iwatsu Acquisition provided that (i) the Borrower shall have complied with Section 7.04(e)(vi) and (vii) and (ii) the aggregate consideration paid by the Borrower for the Iwatsu Acquisition does not exceed the amounts set forth in the Iwatsu Purchase Agreement as in effect on the date of Amendment No. 2 to Credit Agreement."

                    2.9 Section 7.08 (Restricted Payments) of the Credit Agreement is hereby amended by deleting in its entirety the text of Section
     7.08 and Substituting therefor the following:

                  "Section 7.08 Restricted Payments. The Borrower will not, and will not permit any of the Subsidiaries to, declare or make, or agree to pay for or make, directly or indirectly, any Restricted Payment, except that (a) the Borrower may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its Capital Stock, (b) any Subsidiary may declare and pay dividends with respect to its Capital Stock to the Borrower or any Subsidiary Guarantor (c) the Borrower may make Restricted Payments in cash to pay dividends on its common stock or to repurchase its common stock so long as, in each case, immediately before and after giving effect to any such Restricted Payments (i) the aggregate amount of all such Restricted Payments shall not exceed (i) $25,000,000 if the Leverage Ratio is and would be less than 2.00:1.00 immediately prior to and after giving effect to any such Restricted Payment and (2) $5,000,000 if the Leverage Ratio is and would be greater than or equal to 2:00:1.00, immediately prior to and after giving effect to any such Restricted Payment (ii) the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower demonstrating that, in a pro forma basis, after effect to any such Restricted Payment (1) the Borrower is and would be in compliance with Sections 7.12, 7.13, 7.14 and 7.15 and
         (2) no Default or Event of Default exists or would result from any such Restricted Payment."

         3. CONDITIONS PRECEDENT TO EFFECTIVENESS.

             Upon the fulfillment of the following conditions precedent, this Amendment and the amendments contained in Section 2 hereof shall become effective as of May 9, 2006:

                    3.1 Amendment. The Administrative Agent shall have received this Amendment, duly executed by a duly authorized officer or officers of the Borrower, the Administrative Agent and the Lenders.

                    3.2 Notes. The Administrative Agent shall have received, for the benefit of each Lender, an Amended and Restated Revolving Note, duly executed by a duly authorized officer of the Borrower in the principal amount of in the amount of such Lender's Revolving Commitment (after giving effect to this Amendment) as set forth in Schedule 2.01 (Revised) and otherwise substantially in the form of Exhibit A-1 annexed hereto.

                    3.3 Secretary's Certificate. The Administrative Agent shall have received a certificate, dated the date hereof, duly executed by the Secretary, Assistant Secretary, or other analogous counterpart of the
     Borrower:

                        (a) attaching a true and complete copy of the resolutions of its Managing Person and of all other documents evidencing all necessary limited liability company action (in form and substance satisfactory to the Administrative Agent) taken to authorize this Amendment and the other transactions contemplated hereby;

                        (b) certifying that no amendment or modification of its Organizational Documents has occurred since the date of delivery thereof to the Administrative Agent in connection with the Credit Agreement; and

                        (c) setting forth the incumbency of its officer or officers (or other analogous counterpart) who may sign this Amendment and the other documents to be executed by it in connection herewith, including therein a signature specimen of such officer or officers (or other analogous counterpart).

                    3.4 Guaranty Confirmation. The Administrative Agent shall have received a counterpart of the Guaranty Confirmation, substantially in the form attached hereto as Exhibit C, duly executed by each of the Guarantors.

                    3.5 Security Agreement Confirmation. The Administrative Agent shall have received a counterpart of the Security Agreement Confirmation, substantially in the form attached hereto as Exhibit D, dated the date hereof, duly executed by the Borrower and each Guarantor.

                    3.6 Financial Officer's Certificate. The Administrative Agent shall have received a certificate signed by a Financial Officer of the Borrower, in such Financial Officer's capacity as an officer of the Borrower, in all respects reasonably satisfactory to the Administrative Agent, dated the date hereof, certifying that the representations and warranties contained in the Loan Documents that are qualified as to materiality are true and correct in all respects, that the representations and warranties contained in the Loan Documents that are not so qualified are true and correct in all material respects, and that, immediately before and after giving effect to this Amendment, no Default exists or will exist.

                    3.7 Fees. The Administrative Agent shall have received all fees and other amounts due and payable to the Administrative Agent and the Lenders under the Loan Documents on or prior to the date hereof, including, to the extent invoiced, reimbursement or payment of the fees and disbursements of Special Counsel and all other out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

                    3.8 Other Documents. The Administrative Agent shall have received all other documents that the Administrative Agent may reasonably request with respect to any matter relevant to this Amendment.

                    4. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Lenders and the Administrative Agent that:

                    4.1 No Default. After giving effect to this Amendment, no Default or Event of Default shall have occurred or be continuing.

                    4.2 Existing Representations and Warranties. As of the date hereof and after giving effect to this Amendment, each and every one of the representations and warranties set forth in the Loan Documents is true, accurate and complete in all respects and with the same effect as though made on the date hereof, and each is hereby incorporated herein in full by reference as if restated herein in its entirety, except for any representation or warranty limited by its terms to a specific date and except for changes in the ordinary course of business which are not prohibited by the Credit Agreement (as amended hereby) or changes which do not, either singly or in the aggregate, have a Material Adverse Effect.

                    4.3 Authority; Enforceability. (i) The execution, delivery and performance by the Borrower of this Amendment are within its corporate powers and have been duly authorized by all necessary corporate action,
     (ii) this Amendment is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and (iii) this Amendment and the execution, delivery and performance by the Borrower thereof does not: (A) contravene the terms of the Borrower's organizational documents;
     (B) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Liens under the Loan Documents) under, any document evidencing any contractual obligation to which the Borrower is a party or any order, injunction, writ or decree to which it or its respective property is subject; or (C) violate any requirement of law.

     5. REFERENCE TO AND EFFECT UPON THE CREDIT AGREEMENT.

                    5.1 Effect. Except as specifically amended hereby, the Credit Agreement and the other Loan Documents shall remain in full force and effect in accordance with their terms and are hereby ratified and confirmed.

                    5.2 No Waiver; References. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Credit Agreement, or constitute a waiver of any provision of the Credit Agreement, except as specifically set forth herein. Upon the effectiveness of this Amendment, each reference in:


                        (i) the Credit Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby;

                        (ii) the other Loan Documents to the term "the Credit Agreement" shall mean and be a reference to the Credit Agreement as amended hereby; and

                        (iii) the Loan Documents to the term "the Loan Documents" shall be deemed to include this Amendment.

     6. MISCELLANEOUS.

                    6.1 Expenses. The Borrower agrees to pay the Administrative Agent upon demand for all reasonable expenses, including reasonable attorneys' fees and expenses of the Administrative Agent, incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment.

                    6.2 Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

                    6.3 Law; Waiver of Trial by Jury. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LOANS. THE PARTIES HERETO HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF OR IN ANY WAY CONNECTED TO THIS AMENDMENT.

                    6.4 Successors. This Amendment shall be binding upon the Borrower, the Lenders and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Lenders and the Administrative Agent and the successors and assigns of the Lenders and the Administrative Agent.

                    6.5 Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, including counterparts executed and delivered by facsimile each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.



                           [Signature Page to Follow]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers on the date first written above.


                                         LECROY CORPORATION



                                         By:   /s/ Sean O'Connor
                                               -------------------------------
                                               Name:   Sean O'Connor
                                               Title:  Vice President and
                                                       Chief Financial Officer

                                      THE BANK OF NEW YORK,
                                      as Administrative Agent, as Issuing Lender and as a Lender



                                      By:
                                            ------------------------------------
                                            Name:   Patrick M. Trask
                                            Title:  Vice President

                                WEBSTER BANK, NATIONAL
                                ASSOCIATION, as a Lender


                                By:
                                   ---------------------------------------------
                                Name:
                                     -------------------------------------------
                                Title:
                                      ------------------------------------------

                                LASALLE BANK NATIONAL
                                ASSOCIATION, as a Lender


                                By:
                                   ---------------------------------------------
                                Name:
                                     -------------------------------------------
                                Title:
                                      ------------------------------------------

                                MANUFACTURERS AND TRADERS
                                TRUST COMPANY, as a Lender


                                By:
                                   ---------------------------------------------
                                Name:
                                     -------------------------------------------
                                Title:
                                      ------------------------------------------

                                GENERAL ELECTRIC CAPITAL
                                CORPORATION, as a Lender


                                By:
                                   ---------------------------------------------
                                Name:
                                     -------------------------------------------
                                Title:
                                      ------------------------------------------